Exhibit 10.1

BRIDGE PROMISSORY NOTE

Effective Date: March 18, 2022 (the “Effective Date”)

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, GREENIDGE GENERATION HOLDINGS INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the order of B. RILEY COMMERCIAL CAPITAL, LLC or its assigns (the “Noteholder,” and together with the Borrower, the “Parties”), the principal amount of Twenty-Six Million Five Hundred Thousand and No/100 Dollars ($26,500,000.00), together with all accrued interest thereon and all accrued fees as provided in this Bridge Promissory Note (the “Note”).

1. Definitions; Interpretation.

1.1 Capitalized terms used herein shall have the meanings set forth in this Section 1.

“300 Jones Road” refers to 300 Jones Road LLC, a Delaware limited liability company and an indirect Subsidiary of the Borrower.

“Affiliate” as to any Person, means any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977.

“Applicable Rate” means the per annum rate equal to six percent (6.0%).

“Beneficial Ownership Regulation” has the meaning set forth Section 13.10.

“Borrower” has the meaning set forth in the introductory paragraph.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required by law to close.

“Cash Equivalents” as to any Person, means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person, (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof or, the District of Columbia having capital, surplus, and undivided profits aggregating in excess of Five Hundred Million and No/100 Dollars ($500,000,000.00), having maturities of not more than one year from the date of acquisition by such Person, (c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any issuer rated at least A-1 by S&P or at least P-1 by Moody’s (or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally), and in each case maturing not more than two hundred and seventy (270) days after the date of acquisition by such Person, or (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above.

“Change of Control” means (a) any Person or group of persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the outstanding Equity Interests of the Borrower, or (b) individuals who constitute the Continuing Directors of the Borrower on the Effective Date cease for any reason to constitute at least a majority of the board of directors of the Borrower, or (c) Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of any Guarantor.

“Closing Date” means the date on which the conditions precedent set forth in Section 12 are satisfied or waived.

“Continuing Director” means a director who either was a member of the board of directors of the Borrower on Effective Date or who becomes a member of the board of directors subsequent to that date and whose election, appointment or nomination for election by the stockholders of the Borrower is duly approved by a majority of the continuing directors on the board of directors at the time of such approval by such election or appointment.

“Debt” of means as to any Person (the “primary obligor”), without duplication, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, except trade payables arising in the ordinary course of business which are not past due; (c) obligations evidenced by notes, bonds, debentures, or other similar instruments; (d) obligations as lessee under capital leases; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements, or other hedge agreements entered into by the primary obligor providing for protection against fluctuations in interest rates, currency exchange rates, or commodity prices, or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under acceptance facilities and letters of credit; (g) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (a) through (f) of a Person other than the primary obligor; (h) indebtedness set out in clauses (a) through (g) of a Person other than the primary obligor secured by any lien on any asset of the primary obligor, whether or not such indebtedness has been assumed by the primary obligor; and (i) indebtedness of any partnership, unlimited liability company, or unincorporated joint venture in which the primary obligor is a general partner, member, or a joint venturer, respectively (unless such Debt is expressly made non-recourse to the primary obligor).

“Default” means any of the events specified in Section 10 which constitute an Event of Default or which, upon the giving of notice, the lapse of time, or both, pursuant to Section 10, would, unless cured or waived, become an Event of Default.

“Default Rate” means the Applicable Rate plus 9.0%.

“Disposition” or “Dispose” means the sale, transfer, license, lease, or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction) of any asset or property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer, or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” means the lawful currency of the United States.

“Effective Date” refers to the date first written above.

“Environmental Law” means any federal, State and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, that, at any time, apply to Borrower and Guarantor or the Property and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act.

“Environmental Report” refers to the environmental report delivered to Noteholder in connection with the Mortgage, such environmental report to be in form, scope and substance satisfactory to the Noteholder.

“Equity Interests” means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership (or profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and any and all warrants, rights, or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights, or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of §4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under §414 of the Code.

“Event of Default” has the meaning set forth in Section 10.

“Fee Letter” means that certain Fee and Advisory Letter, dated as of the Effective Date, between the Borrower and B. Riley Securities, Inc. (as amended, restated, supplemented, or otherwise modified from time to time).

“GAAP” means generally accepted accounting principles, consistently applied, in the United States of America as in effect from time to time.

“Guarantor” means, individually and collectively as the context requires, (i) Greenidge South Carolina LLC, a Delaware limited liability, (ii) GSC RE LLC, a Delaware limited liability company, (iii) 300 Jones Road, and (iv) each other Person that becomes a guarantor hereunder pursuant to the terms hereof.

“Guaranty” means, collectively and individually as the context may require, (i) that certain Guaranty, dated as of the Effective Date, executed by Greenidge South Carolina LLC, a Delaware limited liability company, in favor of the Noteholder, (ii) that certain Guaranty, dated as of the Effective Date, executed by GSC RE LLC, a Delaware limited liability, in favor of the Noteholder, (iii) that certain Guaranty, dated as of the Effective Date, executed by 300 Jones Road in favor of the Noteholder, and (iv) each other guaranty executed after the Effective Date by any Person in favor of the Noteholder to guarantee the obligations under this Note and the other Loan Documents; in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government, in each case, as the context may require, having jurisdiction over any of the Parties, any of the Loan Documents, or any collateral of the Loan.

“Indemnified Party” has the meaning set forth in Section 13.2(b).

“Interest Payment Date” means, subject to Section 3.2 and Section 3.3, the twentieth day of each calendar month, commencing on April 20, 2022.

“Investments” has the meaning set forth in Section 9.5.

“Law” as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lien” means with respect to any Person, any security interest, lien, encumbrance or other similar interest granted or suffered to exist by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a capital lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loan” means the loan evidenced by this Note in the aggregate original principal amount of Twenty-Six Million Five Hundred Thousand and No/100 Dollars ($26,500,000.00).

“Loan Documents” means, collectively, this Note, the Fee Letter, each Guaranty, the Mortgage, any other collateral security agreements or assignments and all other agreements, documents, certificates, and instruments executed and delivered to the Noteholder by the Borrower or any Guarantor in connection therewith, in each case as any or all of the same may be supplemented, amended, restated and/or replaced from time to time.

“Mandatory Prepayment” has the meaning set forth in Section 3.3.

“Margin Regulations” means Regulations T, U and X of the Federal Reserve Board, as amended.

“Margin Stock” means “margin stock” as defined in the Margin Regulations, including any debt security which is by its terms convertible into “Margin Stock”.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower or any Guarantor; (b) the validity or enforceability of the Note, any Guaranty, the Mortgage or any other Loan Document; (c) the perfection or priority of any Lien purported to be created under the Mortgage; (d) the rights or remedies of the Noteholder hereunder, under any Guaranty, under the Mortgage or under any other Loan Document; or (d) the Borrower’s or, as applicable, a Guarantor’s ability to perform any of its material obligations hereunder, under the applicable Guaranty, under the Mortgage or under any other Loan Document.

“Material Contracts” with respect to any Person, means each contract to which such Person is a party involving aggregate consideration payable by or to such Person equal to at least Five Million and No/100 Dollars ($5,000,000.00) annually or which is otherwise material to the business, condition (financial or otherwise), operations, performance, properties, or prospects of such Person.

“Maturity Date” means the earlier of (a) July 20, 2022 (as such Maturity Date may be extended pursuant to Section 5.6) and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 11.

“Mortgage” means the Hypothecated Mortgage, Assignment of Rents and Security Agreement from 300 Jones Road to the Noteholder with respect to the Property.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in § 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Parties” has the meaning set forth in the introductory paragraph.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Liens” means, collectively, (a) the Liens and security interests created by the Loan and Loan Documents; (b) any Lien, encumbrances and other matters disclosed in a title policy issued to 300 Jones Road with respect to the property subject to the Mortgage and acceptable to the Noteholder; (c) any Lien, if any, for taxes or fees in lieu of taxes imposed by any Governmental Authority not yet due or delinquent or which are otherwise being contested in compliance with this Note and do not give rise to an Material Adverse Effect; (d) any lease to any Affiliate of Borrower subject to and subordinated to the Mortgage, in form, scope and substance satisfactory to the Noteholder; (e) immaterial transfers of portions of the Property for dedication and/or the granting of easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone or other fiber optic or other data transmission lines, electric lines or other utilities or for other similar purposes, provided that no such transfer, conveyance or encumbrance set forth in this clause (e) shall impair the utility, operation and value of the Property or could reasonably be expected to give rise to a Material Adverse Effect; (f) zoning ordinances, building codes, entitlements, subdivision Laws and restrictions or other similar land use requirements or restrictions which are imposed by any Governmental Authority having jurisdiction over the Property which are not violated in any material respect by the current use of such Property; (g) unsecured obligations to tenants and other Persons (e.g., real estate leasing brokers) in connection with leases of the Property which are in effect as of Effective Date or otherwise entered into in accordance with the Loan Documents; (h) any workers’, mechanics’ or other similar Liens on the Property; (i) such other title and survey exceptions as the Noteholder has approved or may approve in writing in the Noteholder’s sole discretion; (j) Liens securing Debt permitted under Section 9.1(c); and (k) purchase money liens and liens securing capital leases obligations with unaffiliated third parties entered into in the ordinary course of business securing Debt permitted under Section 9.1(e) hereof.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.

“Plan” at any one time, means any “employee benefit plan” that is covered by ERISA and in respect of which the Borrower or an ERISA Affiliate is (or, if such plan were terminated at such time, would under §4062 or §4069 of ERISA be deemed to be) an “employer” as defined in §3(5) of ERISA.

“Property” has the meaning given to such term in the Mortgage.

“Related Parties” with respect to any Person, means such Person’s Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors, and representatives of it and its Affiliates.

“Reportable Event” means any of the events set forth in §4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive or country-wide Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by a Sanctions Authority; (b) any Person operating, organized, or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person that is the subject or target of any Sanctions.

“Sanctions” mean all economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by a Sanctions Authority.

“Sanctions Authority” means OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom, Canada, or other relevant sanctions authority.

“Solvent” with respect to any Person as of any date of determination, means that on such date (a) the present fair salable value of the property and assets of such Person exceeds the debts and liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such Person does not intend to incur, or believe that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” as to any Person, means any corporation, partnership, limited liability company, joint venture, trust, or estate of or in which more than fifty percent (50%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or, (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Note shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Taxes” means any and all present or future income, stamp, or other taxes, levies, imposts, duties, deductions, charges, fees, or withholdings imposed, levied, withheld, or assessed by any Governmental Authority, together with any interest, additions to tax, or penalties imposed thereon and with respect thereto.

1.2 Interpretation. For purposes of this Note (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein to: (x) Schedules, Exhibits, and Sections mean the Schedules, Exhibits, and Sections of this Note; (y) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

2. Bridge Loan. Subject to the terms and conditions of this Note, the Noteholder agrees to make, upon not less than five (5) days’ written notice to the Noteholder, in a single advance, a bridge loan to the Borrower on the date hereof, subject to extensions as may be approved by the Noteholder (in its sole discretion), in an amount equal to the Loan amount. The amount borrowed under this Section 2, to the extent repaid or prepaid, may not be reborrowed.

3. Payment Dates; Prepayments.

3.1 Payment Dates.

(a) The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest thereon, and all other amounts payable under this Note shall be due and payable on the Maturity Date, unless otherwise provided in Sections 3.2, 3.3 or 5.6 or in Section 11.

(b) The Borrower shall repay the Loan to the Noteholder in installments (i.e., amortization amounts) of $2,100,000 each payable on the twentieth calendar day of each month during the term of the Loan, with the first such installment due and payable on the earlier of (i) the twentieth calendar day of the first month following the initial advance of the Loan and (ii) April 20, 2022 (provided, however, if any such installment date is not a Business Day, such payment shall be due as set forth in Section 6.3), and with a final installment on the Maturity Date equal to the aggregate amount of the outstanding principal balance of the Loan.

3.2 Optional Prepayments. The Borrower may prepay the Loan in whole or in part at any time or from time to time by paying on the date of prepayment, the principal amount to be prepaid together with, accrued interest thereon to the date of prepayment, but without premium or penalty. No prepaid amount may be reborrowed.

3.3 Mandatory Prepayments. The Borrower shall be required to prepay the outstanding principal balance of the Loan, together with any accrued interest thereon and fees hereunder or under the Mortgage upon the occurrence of the following events and in or to the extent of the following amounts (any such prepayment, a “Mandatory Prepayment”):

(a) Upon the incurrence of any Debt incurred by the Borrower or any Subsidiary not permitted under Section 9.1, in an amount equal to the net cash proceeds of such Debt; and

(b) Promptly upon, and in any event within five (5) days of receipt of, any net cash proceeds the Borrower or any Subsidiary receives from the issuance or sale of any debt, equity or hybrid securities (whether issued or sold through a public or private offering), the Borrower shall prepay the Loan in the amount of such net cash proceeds received.

Amounts applied to repay the Loan under clauses (a) and (b) of this Section 3.3 shall be applied to the scheduled amortization payments set forth in Section 3.1 in inverse order of maturity thereof until paid in full. No prepaid amount may be reborrowed.

4. Mortgage. The Borrower’s performance of its obligations hereunder is secured by a first priority mortgage lien in the real property and other collateral specified in the Mortgage.

5. Interest.

5.1 Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear interest at the Applicable Rate from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise.

5.2 Interest Payment Dates. Subject to Section 5.3, accrued and unpaid interest on the Loan shall be payable in arrears to the Noteholder on each Interest Payment Date.

5.3 Default Interest. Upon the occurrence and during the continuance of an Event of Default, the then outstanding principal amount of the Loan shall bear interest at the Default Rate from the date of such non-payment until such amount is paid in full, which interest shall be payable on written demand.

5.4 Computation of Interest. All computations of interest shall be made on the basis of 365 or 366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on the Loan on the day on which the Loan is made, and shall not accrue on the Loan for the day on which it is paid.

5.5 Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Borrower under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law/that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest permitted by applicable Law shall be deemed a voluntary prepayment of principal.

5.6 Exit Fee. Notwithstanding anything to the contrary in this Note, and provided that no Event of Default has occurred and is continuing, Borrower may, at Borrower’s option expressed in writing to Noteholder not less than five (5) Business Days’ prior to the Maturity Date (“Extension Notice”), extend the Maturity Date by thirty (30) days provided that a non-refundable exit fee (“Exit Fee””) equal to the below percentages of the principal amount of the Loan then outstanding shall be fully earned and added to the principal amount of the Loan on the first day of such extension and shall be payable on the new Maturity Date. Borrower may so extend the Maturity Date by up to five (5) thirty (30) day periods upon the delivery of an Extension Notice, provided that at the time of each such extension no Event of Default has occurred and is continuing:

Extension	Exit Fee Percentage
First three extensions	1.0%
Fourth Extension	1.25%
Fifth Extension	1.5%.

5.7 Commitment Fee. On the Closing Date, Borrower shall pay Noteholder a non-refundable commitment fee in immediately available funds in the amount of Two Hundred Sixty-Five Thousand and No/100 Dollars ($265,000.00), which amount equates to one percent (1.0%) of the Loan funded on the Closing Date. Such commitment fee shall be paid from the proceeds of the Loan funded on the Closing Date. Once paid such commitment fee shall not be subject to counterclaim or setoff or otherwise affected.

6. Payment Mechanics.

6.1 Manner of Payments. All payments shall be made in lawful money of the United States of America no later than 12:00 PM Pacific Time on the date on which such payment is due (or, in the case of optional prepayments, made) by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Borrower from time to time.

6.2 Application of Payments. All payments made under this Note shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under the Note.

6.3 Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

6.4 Evidence of Debt. The Noteholder is authorized to record on the grid attached hereto as Exhibit A the Loan made to the Borrower and each payment or prepayment thereof. The entries made by the Noteholder shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Noteholder to record such payments or prepayments, or any inaccuracy therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loan in accordance with the terms of this Note.

6.5 Rescission of Payments. If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, the Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made.

7. Representations and Warranties. The Borrower hereby represents and warrants to the Noteholder on the Effective Date, on the Closing Date and on the date the Mortgage and related documentation is delivered to the Noteholder under Section 9.11(b), as follows:

7.1 Existence; Power and Authority; Compliance with Laws. The Borrower (a) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, (b) has the requisite corporate power and authority, and the legal right, to execute and deliver this Note and the other the Loan Documents, and to perform its obligations hereunder and thereunder, and (c) is in compliance with all Laws, except to the extent that the failure to comply therewith has not had nor could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Guarantor (a) is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware, (b) has the requisite company power and authority, and the legal right, to execute and deliver the Loan Documents to which it is a party, and to perform its obligations thereunder, and (c) is in compliance with all Laws, except to the extent that the failure to comply therewith has not had nor could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.2 Authorization; Execution and Delivery. The execution and delivery of the Loan Documents by the Borrower and each Guarantor and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate or company, as applicable, action in accordance with all applicable Laws. The Borrower and each Guarantor has duly executed and delivered to the Noteholder the Loan Documents to which it is a party.

7.3 No Approvals. No consent or authorization of, filing with, notice to, or other act by, or in respect of, any Governmental Authority or any other Person is required in connection with the extension of credit hereunder or in order for the Borrower or any Guarantor to execute, deliver, or perform any of its obligations under the Loan Documents, except consents, authorizations, filings, and notices have been obtained or made and are in full force and effect.

7.4 No Violations. The execution, delivery and performance of the Loan Documents by the Borrower and the Guarantors, and the consummation by the Borrower and the Guarantors of the transactions contemplated hereby and thereby do not and will not (a) violate, in any material respect, any Law applicable to the Borrower or such Guarantor or by which any of its properties or assets may be bound; (b) result in the breach of any Material Contract, or (c) result in, or require, the creation or imposition of any Lien on any of its properties or assets pursuant to any Law applicable to the Borrower or such Guarantor or any such Material Contract by which the Borrower or such Guarantor may be bound, other than the Liens created by the Mortgage.

7.5 Enforceability. Each of the Loan Documents is a valid, legal, and binding obligation of the Borrower and the Guarantors, enforceable against the Borrower and the Guarantors in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

7.6 No Litigation. No action, suit, litigation, investigation, or proceeding of, or before, any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Guarantor or any of its property or assets (a) with respect any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that have had or could reasonably be expected to have a Material Adverse Effect.

7.7 PATRIOT Act; Anti-Money Laundering. The Borrower and each Guarantor is, and to the knowledge of the Borrower, their respective directors, officers, employees, and agents are, in compliance in all material respects with the PATRIOT Act, and any other applicable terrorism and money laundering laws, rules, regulations, and orders.

7.8 Anti-Corruption Laws and Sanctions. The Borrower and each Guarantor has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance in all material respects by the Borrower, such Guarantor and their respective directors, officers, employees, and agents with Anti-Corruption Laws and applicable

Sanctions and the Borrower and each Guarantor is, and to the knowledge of the Borrower, their respective directors, officers, employees, and agents are, in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower or any Guarantor is, and to the knowledge of the Borrower, no director, officer, employee of the Borrower or any Guarantor, or any agent of the Borrower or any Guarantor that will act in any capacity in connection with or benefit from the Loan, is a Sanctioned Person. No use of proceeds of the Loan or other transaction contemplated by this Note will violate any Anti-Corruption Law or applicable Sanctions.

7.9 No Default. No Default or Event of Default has occurred and is continuing.

7.10 Ownership of Property; Liens. 300 Jones Road has fee simple title to, or a valid leasehold interest in, the Property, and good title to, or a valid leasehold interest in, all of its other property, and none of such property is subject to any Lien except as permitted by Section 9.2.

7.11 Insurance. The properties of the Borrower and the Guarantors are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower or any Guarantor, in such amounts, with such deductibles, and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower and the Guarantors respectively operate. The insurance policies with respect to the Property shall name the Noteholder as an additional insured and lenders loss payee.

7.12 Material Contracts. Neither the Borrower nor any Guarantor is in breach or in default in any material respect of or under any Material Contract beyond any express applicable notice and opportunity to cure period, and has not received any written notice of the intention of any other party thereto to terminate any Material Contract.

7.13 Financial Statements. Complete copies of the Borrower’s audited financial statements consisting of the balance sheet of the Borrower as at December 31 of each of the years 2020 and 2019 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Borrower as at September 30, 2021 and the respective related statements of income and retained earnings, stockholders’ equity and cash flow for the three and nine-month periods then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been filed with filed with the Securities and Exchange Commission (the “SEC”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis as at the dates and throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Borrower, and fairly present in all material respects the financial condition of the Borrower as of the respective dates with respect to which they were prepared and the results of the operations of the Borrower for the periods indicated. At the Effective Date, the

Borrower has no material Debt or other liabilities, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that are not set forth on the Financial Statements or otherwise disclosed in public filings with the SEC. Since the last day of the latest fiscal period covered by the Financial Statements, no event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect.

7.14 Taxes; ERISA.

(a) The Borrower has filed all material Federal, state, and other material tax returns that are required to be filed and has paid all material taxes shown thereon to be due, together with applicable interest and penalties, and all other material taxes, fees, or other charges imposed on it or any of its property by any Governmental Authority (except those that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower). To the knowledge of the Borrower, no material tax Lien has been filed, and no material claim is being asserted, with respect to any such tax, fee, or other charge.

(b) ERISA. Except to the extent any failure to so comply has not resulted in nor could reasonably be expected to result in a Material Adverse Effect:

(i) Each Plan is in compliance with ERISA, the Code and any Law in all material respects; neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of §412 or §430 of the Code or §302 of ERISA) has occurred (or is reasonably likely to occur) with respect to any Plan.

(ii) No Single Employer Plan has terminated, and no Lien has been incurred in favor of the PBGC or a Plan.

(iii) Based on the assumptions used to fund each Single Employer Plan, the present value of all accrued benefits under each such Plan did not materially exceed the value of the assets of such Plan allocable to such accrued benefit as of the last annual valuation date prior to the date on which this representation is made.

(iv) Neither the Borrower nor any ERISA Affiliate has incurred or is reasonably expected to incur any withdrawal liability that has resulted in or could reasonably be expected to result in a material liability under ERISA, in connection with any Multiemployer Plan.

(v) No such Multiemployer Plan is (or is reasonably expected to be) terminated, in Reorganization, or insolvent (within the meaning of §4245 of ERISA).

7.15 Margin Regulations. Neither the Borrower nor any Guarantor is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of the Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

7.16 Investment Company Act. Neither the Borrower nor any Guarantor is, nor is it required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

7.17 Accuracy of Information, Etc. The Borrower has disclosed to the Noteholder in writing all agreements, instruments, and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect. No statement or information contained in this Note, any other Loan Document, or any other document, certificate, or statement furnished by or on behalf of the Borrower to the Noteholder, for use in connection with the transactions contemplated by this Note or the other Loan Documents, when taken as a whole, contained, any untrue statement of a material fact or omitted to state a material fact necessary to make the statement contained herein or therein not misleading.

7.18 Mortgage. The Mortgage creates in favor of the Noteholder a legal, valid, continuing, and enforceable first priority mortgage Lien on the Property and other collateral described therein, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The Borrower owns all of the assets reflected in the consolidated balance sheet of Borrower as of the balance sheet date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course since that date). 300 Jones Road owns the Property subject to no rights of others, including any mortgages, leases pursuant to which 300 Jones Road or any of its Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other monetary encumbrances except Permitted Liens.

7.19 Solvency. The Borrower and each Guarantor is, and after giving effect to the incurrence of all Debt and obligations incurred in connection herewith will be, Solvent.

7.20 Environmental Representations and Warranties. Subject to Section 9.11(b), Borrower and 300 Jones Road represents and warrants that: (a) except as described in the Environmental Report, there are no Hazardous Materials or underground storage tanks in, on, or under the Property, except those that are both (i) in compliance with current Environmental Laws and with permits issued pursuant thereto (if such permits are required), and (ii) either (A) in amounts not in excess of that necessary to operate, clean, repair and maintain the Property, or (B) held by a tenant for sale to the public in its ordinary course of business, (b) except as described in the Environmental Report, there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law and which would require remediation by a Governmental Authority, Borrower, any Guarantor or any other Person in, on, under or from the Property; (c) except as described in the Environmental Report, there is no threat of any release of Hazardous Materials migrating to the Property; (d) except as described in the Environmental Report, there is no past or present non-compliance with current Environmental Laws, or with permits issued pursuant thereto, in connection with the Property; (e) Borrower does not know of, and has not received (nor has any Guarantor received), any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Materials in, on, under or from the Property; and (f) Borrower has truthfully and fully provided to Noteholder, in writing, any and all information relating to environmental conditions in, on, under or from the Property known to Borrower or any Guarantor or contained in Borrower’s or Guarantor’s files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from the Property and/or to the environmental condition of the Property).

8. Affirmative Covenants. Until all amounts outstanding under this Note have been paid in full, the Borrower shall, and shall cause the Guarantor to:

8.1 Maintenance of Existence. (a) Preserve, renew, and maintain in full force and effect its organizational existence and (b) take all reasonable action to maintain all rights, privileges, and franchises necessary or desirable in the normal conduct of its business, and except, as in the case of clause (b) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.2 Compliance. (a) Comply with all Laws applicable to it and its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) use commercially reasonable efforts to maintain in effect and enforce policies and procedures designed to achieve compliance in all material respects by the Borrower and the Guarantors and each of their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

8.3 Payment Obligations. Pay, discharge, or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with GAAP with respect thereto have been provided on its books.

8.4 Notice of Events of Default; Litigation. As soon as possible and in any event within two (2) Business Days after it becomes aware, notify the Noteholder in writing, (a) that an Event of Default has occurred, which notice shall include the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default; (b) of any development or event that has had or could reasonably be expected to have a Material Adverse Effect; or (c) of the threat , in writing, of or filing of any action, suit, litigation, investigation, or proceeding of, or before, any arbitrator or Governmental Authority against the Borrower or any Guarantor or relating to any of their respective assets. Each notice pursuant to this Section 8.4 shall be accompanied by a statement of an authorized officer of the Borrower or, as applicable, such Guarantor setting forth, in reasonable detail, the occurrence referred to therein and stating what action the Borrower or, as applicable, such Guarantor proposes to take with respect thereto.

8.5 [Reserved].

8.6 Maintenance of Property; Insurance. Maintain and preserve all of its property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; maintain insurance with respect to its property and business (including without limitation, property and casualty and business interruption insurance) with financially sound and reputable insurance companies that are not Affiliates of the Borrower or any Guarantor, in such amounts and covering such risks as are customarily insured against by similar companies engaged in the same or a similar business.

8.7 Inspection of Property’ Books and Records; Discussions. Keep proper books of records and accounts, in which full, true, and correct entries in conformity with GAAP and all Laws shall be made of all dealings and transactions and assets in relation to its business and activities, and permit the Noteholder to visit and inspect any of its properties and examine and make abstracts from any of its books and records, at reasonable times and on reasonable advance written notice, and to discuss its business operations, properties, and financial and other condition with its officers and employees and its independent certified public accountants.

8.8 Use of Proceeds. Use the proceeds of the Loan to solely working capital and general corporate purposes for the Borrower and, to the extent permitted hereunder, any of its Subsidiaries.

8.9 Financial Statements; Projections.

(a) As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, the Borrower shall deliver to the Noteholder complete copies of the Borrower’s audited financial statements consisting of the consolidated balance sheet of the Borrower as at the dates and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flows for the fiscal year then-ended.

(b) As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower, the Borrower shall deliver to the Noteholder unaudited financial statements consisting of the consolidated balance sheet of the Borrower as at such fiscal quarter end and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flows for the period then-ended and for the fiscal year to such period end date.

The financial statements to be delivered under this Section 8.9 shall be prepared in accordance with GAAP applied on a consistent basis as at the dates and throughout the period involved, subject, in the case of the interim financial statements delivered under clause (b) hereof, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the audited financial statements delivered under clause (a) above). Concurrently with the delivery of the financial statements set forth in clauses (a) and (b) above, the Chief Financial Officer of the Borrower shall certify to the Noteholder that such financial statements were prepared in compliance with this Section 8.9.

All of the foregoing statements and reports shall be in form, scope and substance reasonably satisfactory to the Noteholder.

8.10 Further Assurances. Upon the written request of the Noteholder, promptly execute and deliver such further instruments and do or cause to be done such further acts as the Noteholder determines may be reasonably necessary or advisable to carry out the intent and purposes of this Note, the Guaranty, the Mortgage and the other Loan Documents; and provide the Noteholder with reasonable requested information.

9. Negative Covenants. Until all amounts outstanding under this Note have been paid in full, the Borrower shall not and shall cause its Subsidiaries not to:

9.1 Indebtedness. Incur, create or assume any Debt other than Debt (a) existing or arising under this Note; (b) that was outstanding as of Effective Date and identified on Schedule 9.1(b) attached hereto, and any refinancings thereof, provided that the amount of such Debt is not increased at the time of refinancing thereof; (c) that when incurred is secured solely by existing or future mining equipment; provided, however, that the aggregate amount of such Debt outstanding and secured solely by such mining equipment shall not exceed One Hundred Forty-Five Million Four Hundred Thousand and No/100 Dollars ($145,400,000.00) immediately following the incurrence of any such Debt pursuant to this clause (c); (d) constituting trade debt payables incurred in the ordinary course of business and not past due; (e) constituting purchase money Debt secured only by the asset being acquired with such Debt or securing assets purchased in the 60 day period prior to the incurrence of the Debt in an aggregate principal amount not to exceed Two Million and No/100 Dollars ($2,000,000.00); or (f) that is incurred in connection with the financing of insurance premiums so long as the amount of such Debt is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Debt is incurred and such Debt is outstanding only during such year.

9.2 Liens. Other than Permitted Liens, incur, create, assume or suffer to exist any Lien on any of its property or assets, whether now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except for Liens existing as of Effective Date and identified on Schedule 9.2 attached hereto securing Debt identified on Schedule 9.1(b) attached hereto and Liens created pursuant to the Mortgage.

9.3 Line of Business. Enter into any business, directly or indirectly, except for those businesses in which the Borrower or, as applicable, the Guarantors are engaged on the Effective Date or that are reasonably related thereto.

9.4 Mergers. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, unless the Borrower is the continuing or surviving Person, or liquidate or dissolve.

9.5 Limitation of Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise), or capital contribution to, or purchase, hold, or acquire any Equity Interests, bonds, notes, debentures, or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) to any Subsidiary of the Borrower whether now existing or hereafter formed or acquired;

(b) Investments in Cash Equivalents;

(c) Investments existing on Effective Date and listed on Schedule 9.5(c);

(d) Guarantees permitted by Section 9.1; and

(e) Extensions of trade credit in the ordinary course of business consistent with past practice (including any instrument evidencing the same and any instrument, security, or other asset acquired through bona fide collection efforts with respect to the same).

9.6 Limitation on Dispositions. Dispose of (a) all or substantially all of its property, whether now owned or hereafter acquired or (b) the Property, except to the extent expressly permitted under the terms of the Mortgage.

9.7 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, or other acquisition of, any Equity Interests of/in the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower.

9.8 Limitation on Prepayments of Debt. Make or offer to make any optional or voluntary payment / prepayment, redemption, defeasance or purchase of any (whether principal or interest) amounts payable of or under any Debt which is contractually subordinated in right of payment to the obligations of the Borrower hereunder (other than to the Noteholder under this Note).

9.9 Limitation on Transactions With Affiliates. Enter into or be a party to any transaction including any purchase, sale, lease, or exchange of property, the rendering of any service, or the payment of any management, advisory, or similar fees, with any Affiliate, unless (a) such transaction is between the Borrower and a wholly-owned Subsidiary of the Borrower, (b) such transaction is between wholly-owned Subsidiaries of the Borrower, or (c) such transaction is contemplated as of the Effective Date and identified on Schedule 9.9 attached hereto; in each of clauses (a)(but solely to the extent such wholly-owned Subsidiary is not a Guarantor), (b)(but solely to the extent one or more parties to such transaction is not a Guarantor) and (c), so long as such transaction is on fair and reasonable terms no less favorable to the Borrower or, as applicable, the applicable Guarantor (or the Borrower and the applicable Guarantor in the aggregate) than those that would have been obtained in a comparable transaction on an arm’s length basis from an unrelated Person; and, further, in each of clauses (a), (b) and (c) so long as such transaction is otherwise not prohibited by the terms of this Note.

9.10 Modifications of Certain Agreements. Amend, restate, supplement or otherwise modified in any manner any Material Contract or any agreement evidencing Debt for borrowed money in any manner adverse to the Noteholder.

9.11 Post-Closing Obligations. Fail to complete the following post-closing obligations and/or provide the Noteholder the documents, instruments, agreements and information listed below on or before the date set forth for such item listed below, each of which shall be completed or provided in form, scope and substance satisfactory to the Noteholder:

(a) On or prior to the date that is ten (10) days after the Effective Date (or such later date agreed to in writing by the Noteholder), deliver to the Noteholder insurance certificates and endorsements in compliance with Section 7.11.

(b) On or prior to the date that is thirty (30) days after the Effective Date (or such later date agreed to in writing by the Noteholder), deliver to the Noteholder an executed and filed Mortgage (which upon filing shall give rise to perfected, first priority Liens in favor of the Noteholder in the Property), a binding title commitment and pro forma title policy, customary opinion letters with respect to the Mortgage (including opinions under New York and Delaware law as to authorization, execution, delivery and enforceability (to the extent governed by New York law) and opinions under South Carolina law, all in form, scope and substance satisfactory to the Noteholder) and such other documentation requested by the Noteholder, including the documentation identified in Section 12(b)(iii). The Borrower shall use diligent efforts to secure the binding title policy as soon as practicable thereafter and in any event within sixty (60) days after the Effective Date.

10. Events of Default. The occurrence any of the following shall constitute an “Event of Default” hereunder:

10.1 Failure to Pay. The Borrower fails to pay any principal amount of the Loan or interest, fees or any other amount under any of the Loan Documents when due.

10.2 Breach of Representations and Warranties. Any representation, warranty, certification, or other statement of fact made or deemed made by the Borrower or any Guarantor to the Noteholder hereunder or in the other Loan Documents or any amendment or modification hereof or thereof or waiver hereunder or thereunder is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made.

10.3 Breach of Covenants. The Borrower or any Guarantor fails to observe or perform (a) any material covenant, condition, or agreement contained in Section 8.4, Section 8.9 or Section 9 of this Note or (b) any other material covenant, obligation, condition, or agreement contained in the Fee Letter, the Guaranty, the Mortgage, this Note or any other Loan Document, other than those specified in clause (a) above or as specifically provided for elsewhere in this Section 10, and such failure continues for thirty (30) days after written notice to the Borrower.

10.4 Cross-Defaults. The Borrower or any Guarantor (a) fails to pay when due any of its Debt having an aggregate principal amount of more than $5,000,000 (other than Debt arising under this Note), or any interest or premium thereon, when due and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or (b) fails to observe or perform any other agreement or condition relating to any such Debt, or any other event occurs that would constitute a default under such Debt, the effect of which default is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with or without the giving of notice, such Debt to become due or prepaid prior to its scheduled maturity.

10.5 Bankruptcy.

(a) The Borrower or any Guarantor commences any case, proceeding, or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Guarantor makes a general assignment for the benefit of its creditors;

(b) There is commenced against the Borrower or any Guarantor any case, proceeding, or other action of a nature referred to in Section 10.5(a) which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, or unbonded for a period of sixty (60) days;

(c) There is commenced against the Borrower or any Guarantor any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof;

(d) The Borrower or any Guarantor takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 10.5(a), Section 10.5(b), or Section 10.5(c) above; or

(e) The Borrower or any Guarantor is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due.

10.6 ERISA. (a) The Borrower or any ERISA Affiliate shall engage in any “prohibited transaction” (as defined in §406 of ERISA or §4975 of the Code) involving any Plan; (b) any failure to satisfy the minimum funding standard (within the meaning of Sections §412 or §430 of the Code or §302 of ERISA) shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any ERISA Affiliate; (c) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan of the Borrower or any ERISA Affiliate, which Reportable Event or commencement of proceedings or appointment of trustee is, in the reasonable opinion of the Noteholder, reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA; (d) any Single Employer Plan of the Borrower or any ERISA Affiliate shall terminate for purposes of Title IV of ERISA; or (e) the Borrower or any ERISA Affiliate shall reasonably be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (a) through (e) above, such event or condition, together with all other such events or conditions, if any, could, in the Noteholder’s sole judgment, reasonably be expected to have a Material Adverse Effect.

10.7 Mortgage; Loan Documents. (a) The Mortgage ceases for any reason to be valid, binding, and in full force and effect or any Lien created by the Mortgage ceases to be enforceable and of the same effect and priority purported to be created thereby (i.e., a perfected first priority Lien on the collateral thereunder), or an event of default occurs under any Loan Document not otherwise described in this Section 10, other than as expressly permitted hereunder or thereunder; (b) any material provision of any Loan Document ceases for any reason to be valid, binding, and in full force and effect, other than as expressly permitted hereunder or thereunder; (c) the Borrower or any Guarantor contests in any manner the validity or enforceability of any provision of any Loan Document to which it is a party; or (d) the Borrower or any Guarantor denies that it has any further liability or obligation under any provision of any Loan Document to which it is a party or purports to revoke, terminate, or rescind any provision of any Loan Document to which it is a party.

10.8 Change of Control. A Change of Control occurs.

10.9 Material Adverse Effect. The occurrence of a Material Adverse Effect.

10.10 Judgments. One or more judgments or decrees shall be entered against the Borrower or any Guarantor in an aggregate amount for all such judgments exceeding One Million and No/100 Dollars ($1,000,000.00) and all of such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof.

10.11 Liens of Property. The Property becomes subject to any mechanic’s, materialman’s or other Lien, other than a Lien for local real estate taxes and assessments not then due and payable, and such Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of sixty (60) days; or any federal tax Lien or state or local income tax Lien is filed against Borrower, Guarantor or the Property and same is not discharged of record within sixty (60) days after same is filed.

11. Remedies. Upon the occurrence and during the continuance of any Event of Default, the Noteholder may, at its option, by written notice to the Borrower (a) declare the entire principal amount of the Loan, together with all accrued interest thereon, all fees hereunder and all other amounts payable under this Note, the Mortgage and/or the other Loan Documents, immediately due and payable; and/or (b) exercise any or all of its rights, powers or remedies under this Note, the Mortgage, the other Loan Documents or applicable Law or in equity; provided, however, that if an Event of Default described in Section 10.5 shall occur, the principal of and accrued interest on the Loan and all the other fees and amounts hereunder and under the other Loan Documents shall become immediately due and payable without any notice, declaration, or other act on the part of the Noteholder. Borrower hereby waives grace, diligence, presentment, demand, notice of demand, dishonor, notice of dishonor, protest, notice of protest, any and all exemption rights against the indebtedness evidenced by this Note and the right to plead any statute of limitations as a defense to the repayment of all or any portion of this Note, and interest thereon, to the fullest extent allowed by law. No delay, omission or failure on the part of Noteholder in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy or any other right or remedy of Noteholder.

12. Conditions Precedent.

(a) On or prior to the Effective Date, the Noteholder shall have received:

(i) this Note, duly executed and delivered by an authorized officer of the Borrower;

(ii) each Guaranty, duly executed and delivered by an authorized officer of the applicable Guarantor;

(iii) the Fee Letter, duly executed and delivered by an authorized officer of the Borrower;

(iv) in form and substance reasonably satisfactory to the Noteholder, a certificate of the Borrower and of each Guarantor, certified by an authorized officer of the Borrower and such Guarantor, including:

(A) a certificate of incorporation of the Borrower and the applicable Guarantor certified by the Secretary of State of the State of Delaware;

(B) by-laws of the Borrower and operating agreement of the applicable Guarantor, each as in effect on the date on which the resolutions referred to below were adopted;

(C) resolutions of the governing body of the Borrower and the applicable Guarantor approving the transaction and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action;

(D) a certification that the names, titles, and signatures of the officers of the Borrower and each Guarantor authorized to sign each Loan Document and other documents to be delivered hereunder and thereunder are true and correct;

(E) a long-form good standing certificate for the Borrower and each Guarantor from the Secretary of State of the State of Delaware;

(F) customary legal opinions of counsel to the Borrower and each Guarantor in form, scope and substance satisfactory to the Noteholder;

(G) a certification that each of the representations and warranties made by the Borrower and the Guarantors in or pursuant to the Loan Documents are true and correct as of the Effective Date;

(H) a certification that no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan requested to be made on the Closing Date (assuming the Effective Date is the same date as of the Closing Date); and

(I) such other documents as the Noteholder may reasonably request; and

(v) Payment of all fees required to be paid to the Noteholder or any of its Affiliates and payment of all expenses for which invoices have been presented (including the fees and expenses of legal counsel), on or before the Effective Date.

(b) The obligation of the Noteholder to make the Loan required to be made by it hereunder on the Closing Date is subject to the satisfaction or the waiver by the Noteholder of the following conditions precedent:

(i) Noteholder shall have received the documents set forth in paragraph (a) above;

(ii) Subject to Section 9.11(a), Noteholder shall have received certificates evidencing that the Noteholder is named as mortgagee, lender loss payee and additional insured, as applicable, on all policies of insurance as required by this Note;

(iii) subject to Section 9.11(b), Noteholder shall have received the following documents related to the Mortgage of the Property, all of which shall be in form and substance reasonably satisfactory to the Noteholder:

(A) Mortgage, duly executed and delivered by an authorized officer of 300 Jones Road, recorded, with applicable filing fees and mortgage recording taxes paid, title insurance policy issued and applicable premium paid;

(B) Appraisals of the Property in form and substance reasonably satisfactory to the Noteholder, reflecting the Appraised Value for such Property;

(C) A true copy of any management agreement, if any, relating to such Property, which shall be in form and substance reasonably satisfactory to the Noteholder, together with other material contracts relating to the use, occupancy, operation, maintenance, enjoyment and ownership of such Property, in each case, with respect to which the Borrower, a Guarantor or any respective Subsidiary is a party, all of which such contracts shall be collaterally assigned to Noteholder;

(D) The Property qualification documents including Description of Property, Survey and Taxes, Title Insurance, UCC Certification, Leases, Certificates of Insurance, Zoning and Land Use Compliance, Appraisal and Environmental Disclosure, if applicable, as of the Closing Date shall have been delivered to the Noteholder at Borrower’s expense and shall be in form and substance reasonably satisfactory to the Noteholder;

(E) customary opinion letters from counsel to the Borrower and 300 Jones Road, including opinion letters addressing New York, Delaware and South Carolina law matters; and

(F) such other documents as the Noteholder may request;

(iv) a certification that each of the representations and warranties made by the Borrower and each Guarantor in or pursuant to the Loan Documents are true and correct on the Closing Date;

(v) a certification that no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan requested to be made on the Closing Date; and

(vi) Payment of all fees required to be paid to the Noteholder or any of its Affiliates and payment of all expenses for which invoices have been presented (including the fees and expenses of legal counsel), on or before the Closing Date.

13. Miscellaneous.

13.1 Notices.

(a) All notices, requests, or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i)	If to the Borrower:

Greenidge Generation Holdings Inc.

135 Rennell Drive, 3rd Floor

Fairfield, CT 06890

Attention: General Counsel

Email: tburke@greenidge.com

With a copy to (which shall not constitute notice):

King & Spalding LLP

300 S Tryon Street Suite 1700

Charlotte, NC 28202

Attention: Christopher T. Buchanan

Telephone: (704) 503 2602

Email: cbuchanan@kslaw.com

(ii)	If to the Noteholder:

11100 Santa Monica Blvd Ste 800, Los Angeles, CA 90025

Attn: General Counsel

Telephone: (310) 966-1444

Email: legal@brileyfin.com

With a copy to (which shall not constitute notice):

Duane Morris LLP

1540 Broadway

New York, NY 10036

Attn: James T. Seery

Telephone: (973) 424-2088

Email: JTSeery@duanemorris.com

(b) Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; and (iii) sent by email shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email, or other written acknowledgment).

13.2 Expenses; Indemnification.

(a) The Borrower shall reimburse the Noteholder on demand for all reasonable and documented out-of-pocket costs, expenses, and fees (including reasonable and documented out-of-pocket expenses and fees of its counsel) incurred by the Noteholder in connection with the transactions contemplated hereby including the negotiation, documentation, and execution of this Note, the Fee Letter, each Guaranty, the Mortgage and the other Loan Documents and the enforcement of the Noteholder’s rights hereunder and thereunder, plus disbursements for searches, recording and similar expenses.

(b) The Borrower agrees to indemnify and hold harmless the Noteholder and each of its Related Parties (each, an “Indemnified Party”) from and against, any and all claims, damages, losses, liabilities, and related expenses (including the fees, charges, and expenses of any counsel for any Indemnified Party, and shall indemnify and hold harmless each Indemnified Party from all allocated costs of internal counsel for such Indemnified Party), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower ) other than such Indemnified Party and its Related Parties arising out of, in connection with, or by reason of:

(i) the execution or delivery of this Note, the Fee Letter, a Guaranty, the Mortgage and any other Loan Document or any agreement or instrument contemplated in this Note, the Fee Letter, a Guaranty, the Mortgage or any other Loan Document, the performance by the parties thereto of their respective obligations under this Note, the Fee Letter, a Guaranty, the Mortgage or any other Loan Document, or the consummation of the transactions contemplated by this Note, the Fee Letter, a Guaranty, the Mortgage and the other Loan Documents;

(ii) any Loan or the actual or proposed use of the proceeds therefrom;

(iii) any actual or alleged presence or release of hazardous materials on or from any property currently or formerly owned or operated by the Borrower or any Guarantor, or any environmental liability related to the Borrower or any Guarantor in any way; or

(iv) any actual or prospective claim, investigation, litigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, whether brought by a third party or by the Borrower or any Guarantor, and regardless of whether any Indemnified Party is a party thereto;

provided that, such indemnity shall not be available to any Indemnified Party to the extent that such claims, damages, losses, liabilities, or related expenses (A) are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party, (B) result from a claim brought by the Borrower against any Indemnified Party for breach in bad faith of such Indemnified Party’s obligations under any Loan Document or (C) arise in connection with claims solely among the Indemnified Parties. This Section 13.2 shall only apply to Taxes that represent losses, claims, damages, or similar charges arising from a non-Tax claim.

(c) The Borrower and the Noteholder agree, by its acceptance hereof, to the fullest extent permitted by applicable law, not to assert, and hereby waive, any claim against the other, on any theory of liability, for special, indirect, consequential, or punitive damages (including, without limitation, any loss of profits or anticipated savings), as opposed to actual or direct damages, resulting from this Note, the Fee Letter, a Guaranty, the Mortgage or the other Loan Documents or arising out of such other party’s activities in connection herewith or therewith (whether before or after the date of this Note).

(d) All amounts due under Section 13.2 shall be payable not later than two (2) Business Days after written demand is made for payment by the Noteholder.

(e) The Borrower agrees to not settle, compromise, or consent to the entry of any judgment in any pending or threatened claim, action, or proceeding in respect of which indemnification or contribution could be sought under Section 13.2 (whether or not any Indemnified Party is an actual or potential party to such claim, action, or proceeding) without the prior written consent of the applicable Indemnified Party, unless such settlement, compromise, or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, or proceeding.

13.3 Governing Law. This Note, the Fee Letter, each Guaranty, the Mortgage (except with respect to the creation, perfection and enforcement of the Lien created by the Mortgage, which shall be governed by the Laws of the State of South Carolina) and the other Loan Documents, and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating thereto and the transactions contemplated hereby and thereby shall be governed by the laws of the State of New York.

13.4 Submission to Jurisdiction.

(a) The Borrower hereby irrevocably and unconditionally (i) agrees that any legal action, suit, or proceeding arising out of or relating to this Note, the Fee Letter or the Mortgage may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit, or proceeding. Final judgment against the Borrower in any action, suit, or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(b) Nothing in this Section 13.4 shall affect the right of the Noteholder to (i) commence legal proceedings or otherwise sue the Borrower in any other court having jurisdiction over the Borrower or (ii) to serve process upon the Borrower in any manner authorized by the laws of any such jurisdiction.

13.5 Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note, the Fee Letter, the Guaranty, the Mortgage or any other Loan Document in any court referred to in Section 13.4 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

13.6 Waiver of Jury Trial. THE BORROWER AND, BY ITS ACCEPTANCE HEREOF, THE NOTEHOLDER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE, THE MORTGAGE, OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

13.7 Integration. This Note, the Fee Letter, the Guaranty, the Mortgage and the other Loan Documents constitute the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto.

13.8 Successors and Assigns. This Note may not be assigned or transferred by the Noteholder to any Person other than (a) an Affiliate of the Noteholder, or (b) so long as no Event of Default is then continuing, any other Person (other than a natural person) in the business of making loans and other extensions of credit with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed and which consent shall be deemed granted five (5) Business Days after the Noteholder has provided the Borrower a copy of the proposed assignment agreement for approval, unless the Borrower shall object thereto by written notice to the Noteholder within five (5) Business Days after having received notice thereof and provide in such written notice the basis for such objection, or (c) to any financing source of the Noteholder in any bankruptcy or foreclosure proceeding against the Noteholder. The Noteholder may pledge this Note and grant security interests herein to any financing source of the Noteholder. The Borrower may not assign or transfer this Note or any of its rights or obligations hereunder without the prior written consent of the Noteholder. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

13.9 Waiver of Notice. The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity, and diligence in taking any action to collect sums owing hereunder.

13.10 PATRIOT Act. The Noteholder hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Noteholder to identify the Borrower in accordance with the PATRIOT Act and the Beneficial Ownership Regulation, and the Borrower agrees to provide such information from time to time to the Noteholder.

13.11 Amendments and Waivers. No term of this Note may be waived, modified, or amended except by an instrument in writing signed by both of the Parties. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

13.12 Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

13.13 No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising on the part of the Noteholder, of any right, remedy, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

13.14 Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in the Note shall be deemed to include electronic or digital signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based record-keeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001 to 7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA, including the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301 to 309).

13.15 Severability. If any term or provision of this Note, the Fee Letter or the Mortgage is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note, the Fee Letter or the Mortgage or invalidate or render unenforceable such term or provision in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first written above.

GREENIDGE GENERATION HOLDINGS INC.

By	/s/ Jeffrey E. Kirt
Name:	Jeffrey E. Kirt
Title:	Chief Executive Officer